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                                                                     EXHIBIT 2.5
                                  TABLE OF CONTENTS


Section 1 PURCHASE AND SALE OF ASSETS BY
          PURCHASER AND SELLER.....................................1
          1.1  Sale of the Assets..................................1
          1.2  Conveyance Instruments..............................3
          1.3  Purchase Price......................................3
          1.4  No Assumption of Liabilities........................3

Section 2 EVENTS OCCURRING ON THE CLOSING DATE.....................3
          2.1  Deliveries by the Seller............................3
          2.2  Deliveries by the Purchaser.........................4

Section 3 REPRESENTATIONS  AND WARRANTIES OF THE SELLER
          AND KRATER...............................................4
          3.1  Capitalization and Ownership........................4
          3.2  Organization........................................5
          3.3  Qualification.......................................5
          3.4  Authority...........................................5
          3.5  No Violations.......................................5
          3.6  Financial Statements................................6
          3.7  Absence of Certain Changes or Events................6
          3.8  Certain Tax Matters.................................7
          3.9  Condition of Facilities.............................9
          3.11 Title to Properties; Encumbrances...................9
          3.12 Leases..............................................9
          3.13 Patents, Trademarks, and Similar Rights.............9
          3.14 Insurance..........................................10
          3.15 No Benefit Plans; Absence of PBGC Lien.............10
          3.16 Documents; Commitments.............................10
          3.17 Labor Matters......................................11
          3.18 Personnel..........................................12
          3.19 No Breach..........................................12
          3.20 Consents, Permits, Etc.............................13
          3.21 Litigation.........................................13
          3.22 Compliance With Applicable Law; Adverse
               Restrictions.......................................13
          3.23 Assets Necessary to Business.......................13
          3.24 Customers and Suppliers............................14
          3.25 Governmental Approvals and Consents................14
          3.26 Environmental Laws and Regulations.................14

Section 4 COVENANTS OF THE PARTIES................................15
          4.1  Consents, Permits, Etc.............................15
          4.2  Confidentiality and Competition....................16
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Section 5 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION............16
          5.1  Survival; Indemnification..........................16
          5.2  Definitions........................................17
          5.3  Control of Litigation..............................17
          5.4  Cooperation on Tax Matters.........................18

Section 6 MISCELLANEOUS PROVISIONS................................19
          6.1  Amendment and Modification.........................19
          6.2  Waiver of Compliance; Consents.....................19
          6.3  Assignment.........................................19
          6.4  Expenses, Transfer Taxes, Etc......................19
          6.5  Further Assurances.................................19
          6.6  Governing Law......................................20
          6.7  Counterparts.......................................20
          6.8  Publicity..........................................20
          6.9  Notices............................................20
          6.10 Specific Performance...............................21
          6.11 Headings...........................................21
          6.12 Entire Agreement...................................21
          6.13 Severability.......................................21
          6.14 Schedules and Exhibits.............................22

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                               ASSET PURCHASE AGREEMENT
                                    by and between
                          O.T.H. EXPLORATION SERVICES, INC.
                                         and
                               OMNI GEOPHYSICAL, L.L.C.
                             Dated as of August 31, 1997


               THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on the 5th day of September, 1997 (the "Closing Date"), but effective as of August 31, 1997 (the "Effective Date") by and between O.T.H. EXPLORATION SERVICES, INC. (the "Seller") and OMNI GEOPHYSICAL, L.L.C. (the "Purchaser"). James F. Krater ("Krater"), the President of the Seller, joins in the execution of this Agreement for the purposes of making the representations and warranties set forth in
          Section 3 and agreeing to be bound by the terms of Section 5.

                                       RECITALS

               1. The Seller, a Texas corporation, is engaged primarily in a heliportable drilling business (the "Business").

               2. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the assets of Seller, as referenced herein.

               3. The sale of assets by the Seller and assumption of liabilities by the Purchaser are subject to the terms and conditions of this Agreement.

               In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, the Seller and the Purchaser agree as follows:

                                      SECTION 1
                             PURCHASE AND SALE OF ASSETS
                               BY PURCHASER AND SELLER

               1.1  Sale of the Assets.

               (a) Subject to the terms and conditions of this Agreement, on the Closing Date, but effective as of the Effective Date, the Seller hereby assigns, transfers, and delivers to the Purchaser, free and clear of all known title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, "Encumbrances"), all of the following described assets, properties, and business, wherever located, real, personal, or mixed; tangible or intangible; owned or held; and used in the conduct of the Business by the Seller (collectively, the "Assets"), including, without limitation, all right, title, and interest of the Seller in, to, and under:

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                    (i)    The machinery, equipment, furniture, vehicles, and
          other tangible property (including, without limitation, maintenance and operating supplies and spare parts) used in connection with the Business, as listed and described in Schedule 1.1(a)(i) of this Agreement (collectively, the "Equipment");

                    (ii) All transferable patents, copyrights, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, internally developed computer software programs, and other intangible property (other than Seller's name and any mark or name by which Seller is known), and any applications for the same, used in the Business, and all goodwill associated with such intangible property (collectively, the "Intangible Property");

                    (iii) All assignable contracts, agreements, leases, licenses, and other instruments, arrangements, and commitments relating to the Business or the Assets (collectively, "Rights");

                    (iv) All certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the fabrication, use, operation, development, or enjoyment of the Assets (collectively, "Permits");

                    (v) All prepaid rentals and other prepaid expenses arising from payments made by the Seller in the ordinary and usual course of the operation of the Business related to the Assets prior to the close of business on the Closing Date; and

                    (vi) Originals or copies of all books, records, files and papers, whether in hard copy or computer format, used in the Business, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records, and information that is necessary for the preparation of any Tax (as defined in Section 5.2 of this Agreement) returns to be filed by the Purchaser after the Closing Date or the determination of the Tax basis of the Assets (collectively, "Files and Records"), with the costs of one copy of such Files and Records to be paid for by Purchaser to assure that both Seller and Purchaser each have one complete copy;

                    (vii) The Sale of the Assets includes only the foregoing described assets, properties, and business. By way of example, the Sale does not include the following:

                    (A)  Any machinery, equipment, etc., as described in Section
                         1.1 (a) (i) that is not listed on Schedule 1.1 (a)(i).

                    (B) All accounts and notes receivable arising out of the operation of the Business prior to the close of business on the Closing Date (collectively, "Receivables");

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                    (C)  All transferable bonds or deposits made by the Seller or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the fabrication, use, operation, development, sale or enjoyment of the Assets;

                    (D) Any cash in the possession of the Seller as of the Effective Date.

               1.2 Conveyance Instruments. In order to effect the purchase and sale of the Assets as contemplated by this Section 1, the Seller has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Closing Date, but effective as of the Effective Date (collectively, the "Conveyance Instruments"), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confer title to the Assets in the Purchaser.

               1.3 Purchase Price. The total consideration for the purchase of the Assets (the "Purchase Price") is Six Hundred Thousand and no/100 dollars ($600,000.00) cash, to be paid on the Closing Date.

               1.4 No Assumption of Liabilities. Notwithstanding any provision of this Agreement or any Conveyance Instrument to the contrary, the Purchaser is not assuming any liability or obligation of the Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether currently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of the Seller.


                                      SECTION 2
                         EVENTS OCCURRING ON THE CLOSING DATE

               2.1 Deliveries by the Seller. Simultaneously with the execution hereof, the Seller has delivered to the Purchaser the following:

               (a) The Conveyance Instruments to effect the sale of the Assets to the Purchaser, such Conveyance Instruments to be those reasonably deemed necessary by, and in form and substance satisfactory to, counsel to the Purchaser;

               (b) A copy of the resolutions of its shareholders and directors, each certified by its Secretary, authorizing or ratifying its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (c) A copy of its Articles of Incorporation, certified as of a date within thirty (30) days of the Closing Date by the Secretary of State of the State of Texas;

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               (d)  A certificate from the Secretary of State of the State of
          Texas as to its existence in such state;

               (e) A certificate of its Secretary, attaching thereto a true and complete copy of its Bylaws in effect on the Closing Date;

               (f) A certificate from Krater stating that Seller's representations and warranties are, to the best of his knowledge, true, complete and accurate in all material respects at and as of the Closing Date;

               (g) The executed counterpart copies of all consents, approvals, authorizations and Permits, if any, from third parties referred to in
          Section 4.1 (a) hereof;

               (h) All other previously undelivered items required to be delivered by the Seller at or prior to the Closing Date pursuant to the terms of this Agreement.

               2.2 Deliveries by the Purchaser. Simultaneously with the execution hereof, the Purchaser has delivered to the Seller the Purchase Price by wire transfer of immediately available funds to the account of O.T.H. Exploration Services, Inc. c/o Sterling Bank, ABA #113005549, Account #093002196; Attn: Gina Grossman.

                                      SECTION 3
               REPRESENTATIONS AND WARRANTIES OF THE SELLER AND KRATER

               In consideration of the receipt of the Purchase Price and the other covenants undertaken by Purchaser under this Agreement, the Seller and Krater hereby jointly and severally represent and warrant to the Purchaser, to the best of their knowledge, that:

               3.1 Capitalization and Ownership. The authorized capital stock of the Seller consists of 1,000,000 shares of common stock, with a par value of $1.00 per share, of which 118,000 shares are issued and outstanding. All of the issued and outstanding shares of such common stock have been duly authorized and are duly and validly issued and outstanding, fully paid and non-assessable, and are owned by the parties listed on Schedule 3.1 of this Agreement, free and clear of all liens, encumbrances, pledges, adverse claims or defects in title, other than the Agreement Among Shareholders, dated May 15, 1994, a copy of which is attached hereto as Exhibit 3.1. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to any share of capital stock of the Seller, and there are no outstanding securities or debt obligations of the Seller convertible into shares of capital stock of the Seller.

               3.2  Organization.

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               (a)  The Seller is a corporation duly organized, validly
          existing, and in good standing under the laws of the State of Texas, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

               (b) The copy of the Articles of Incorporation and all amendments thereto of the Seller, as certified by the Secretary of State of the State of Texas, and the Bylaws, as amended to date, of the Seller, as certified by its Secretary and delivered to the Purchaser, are true, complete, and correct copies of the respective Articles of Incorporation and Bylaws, as amended and currently in effect, of the Seller.

               3.3 Qualification. The Seller is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole) (the "Material Jurisdictions").

               3.4 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Seller; no other corporate proceedings on the part of the Seller or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of the Seller or by law or otherwise, are necessary to authorize the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and Krater and constitutes the valid and binding obligation of the Seller and Krater, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) rights to indemnification hereunder may be limited under applicable laws.

               3.5 No Violations. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby:

               (a) Requires any filing or registration with, or consent, authorization, approval, or Permit of, any governmental or regulatory authority on the part of the Seller;

               (b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of the Seller, violates or will violate any "Law," as defined in Section 3.22 of this Agreement, of any governmental or regulatory authority to which the Seller or any of its properties or assets are subject;

               (c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of the Seller; or

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               (d)  (i) violates or breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which the Seller is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of the Seller.

               3.6 Financial Statements. The Seller has heretofore delivered to the Purchaser its balance sheet as of August 4, 1997 (the "Balance Sheet"), and the related statement of operations for the period from January 1, 1997 through August 4, 1997, together with its balance sheet as of December 31, 1996 and the related statement of operations for the year then ended. The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the "Financial Statements." Each of the Financial Statements was prepared from the books and records of the Seller, in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition and results of operations of the Business for the periods and as of the dates stated therein. Except to the extent reflected in the Financial Statements, the Seller has no liabilities or obligations required to be reflected in the Financial Statements (or the notes thereto) in accordance with generally accepted accounting principles other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to August 4, 1997.

               3.7 Absence of Certain Changes or Events. Since August 4, 1997 (the "Balance Sheet Date"), the Seller has operated the Business in the ordinary course consistent with past practice, and neither the Seller nor the Business has:

               (a) Suffered any material adverse change in its business or any event or condition of any character, which individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole;

               (b) Incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions, commitments or agreements other than in the ordinary course of business and consistent with past practice;

               (c) Paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise), except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and liabilities (i) which are reflected or reserved against in the Financial Statements or (ii) which were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

               (d) Permitted or allowed any of its properties or assets, whether tangible or intangible, to be subjected to any Encumbrances or other liabilities and obligations;

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               (e)  Written off as uncollectible, or canceled or waived, any accounts receivable or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

               (f) Sold, conveyed, or otherwise disposed of any properties or assets, except for fair consideration in the ordinary course of business and consistent with past practice;

               (g) Disposed of or permitted to lapse any item of Intangible Property, or any license, Permit, or other form of authorization to use any Intangible Property;

               (h) Except for normal increases that are not material and are consistent with past practice, granted or agreed to grant any increase in the compensation of any employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or become a party to or instituted any new benefit programs for any employee;

               (i) Made any change in any method of accounting or accounting practice or in any Tax procedures or elections;

               (j) Terminated or suffered a termination of (excluding a termination in accordance with its terms) or amended, any material contract, agreement, license, or lease;

               (k) Declared, paid, or made, or set aside for payment or making, any dividend (other than cash dividends) or other distribution in respect of the capital stock of the Seller or, directly or indirectly, redeemed, purchased, or otherwise acquired any of the capital stock of the Seller; or

               (l) Suffered any damage, destruction or casualty loss to the physical properties of the Seller (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of the Seller; or

               (m) Agreed, whether in writing or otherwise, or made any arrangement, whether or not legally binding, to take any action which, if taken prior to the date hereof, would have served to make false any of the statements contained in clauses (a) through (l) of this Section 3.7.

               3.8  Certain Tax Matters.

               (a) All income taxes, unemployment, social security, franchise, real property, personal property and all other taxes levied, assessed or imposed upon Seller in connection with Seller's operation of the Business by the United States, or any state, or governmental subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for deficiencies with respect thereto exists. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return for any period in connection with Seller's operation of the Business. No tax deficiencies have been determined nor


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          proposed tax assessments charged against Seller (nor is there any basis therefor) in connection with Seller's operation of the Business. Seller has filed all federal, state, local, sales, franchise, withholding, real and personal property tax returns known by Seller to be required to be filed in connection with Seller's operation of the Business. To the best of Seller's knowledge, no penalties or other charges are, or will become, due with respect to the late filing of any return by Seller in connection with Seller's operation of the Business. True, correct and complete copies of the state and local real property and personal property tax returns of Seller in connection with Seller's operation of the Business for Seller's last 3 fiscal years, have been delivered to Purchaser.

               (b)  To  the  best  of  Seller and Krater's  knowledge,  the
                    Seller:

                    (i) Is not subject to any liens for Taxes on its assets;

                    (ii) Is not currently under any contractual obligation to pay the Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Tax;

                    (iii) Is not subject to any (A) claims, audits, actions, suits, proceedings, or investigations with respect to any Tax or assessment for which the Purchaser could be liable, which would be material to the Business, and (B) requests for rulings in respect of any Tax or any proposed transaction pending before any Taxing Authority (as defined in Section 5.2 of this Agreement).

               (c) Seller is not aware of any state of facts that could reasonably be expected to give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any Tax or assessment for which the Purchaser could be liable.

               (d) To the best of Seller or Krater's knowledge, no Tax or assessment will be assessed on or after the Closing Date against or pertaining to any assets of the Business for any tax period ending on or prior to the Effective Date, or for any period ending after the Effective Date with respect to any portion of such tax period that includes or is prior to the Effective Date. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes and any other charge in the nature of a tax, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

               (e) Purchaser is liable for all property taxes relating to the Assets for the entire calendar years 1997. There will be nor proration between Purchaser and Seller for said 1997 taxes.

               (f) To the extent that any or all of the transactions covered by this Agreement (including the Sale of Assets) are subject to transfer, sales, or use taxes, such taxes will be paid by Purchaser, along with any interest, penalties, or other charges for any delay in payment.


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               3.9  Condition of Facilities. The facilities included in the
          Assets, including equipment, furniture, vehicles and other tangible personal property, are in good operating condition and repair, ordinary wear and tear excepted and are in adequate working order for the continued conduct of the Business as it is currently conducted and Seller has no knowledge of any condition or defect, not disclosed herein, in any of the Assets which would materially affect the fair market value, use or operation of the Business, such as to have a material adverse effect on the Business or its operations.

               3.10 Title to Properties; Encumbrances.

               (a) To the best of its knowledge, seller has good and marketable title to all of the Assets, free and clear of all Encumbrances.

               (b) The Seller has incurred no indebtedness or liabilities which may bear against the Assets of the Business.

               3.11 Leases. The Seller does not lease any real or personal property, other than one lot and shop in Wyoming and one storage yard in Magnolia, Texas.

               3.12 Patents, Trademarks, and Similar Rights.

               (a)  (i)    To the extent that any such properties exist, the
          Seller has the sole and exclusive right to use the Intangible Property referred to in Section 1.1(a)(ii), and the consummation of the transactions contemplated by this Agreement should not alter or impair any such rights and should result in the Purchaser having the sole and exclusive right to use all such Intangible Property used in the Business (Purchaser, however, does not gain any rights in Seller's name or any mark or name which Seller is or may be known);

                    (ii) The Seller has the right to use all Intangible Property which is currently used by the Seller in connection with the Business either as provided in clause (i) above or as licensed or authorized by others, and, upon information and belief, the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights and will result in the Purchaser having the right to use all such Intangible Property to the same extent it is currently used in the Business;

                    (iii) To the best of Seller's knowledge, no claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the Seller has no knowledge of any valid basis for any such claim; and

                    (iv) To the best of Seller's knowledge, the use of such Intangible Property by the Seller does not infringe on the rights of any person or entity and no proceedings have been instituted, are pending, or, to the best of Sellers' knowledge, threatened that challenge the rights of the Seller in respect thereof.

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                    (v)    None of Seller's Intangible Property rights, to the
          best of Seller's knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

               3.13 Insurance. The Seller has heretofore made available for inspection by the Purchaser a true and complete copy of all policies of fire, liability, workers' compensation, and other forms of insurance owned or held by the Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are in such amounts and insure against such losses and risks and provide such coverage as, in the opinion of the Seller, is adequate to protect the Business as it is currently conducted.

               3.14 No Benefit Plans; Absence of PBGC Lien. Neither the Seller nor any Affiliate (as defined in Section 5.2 of this Agreement) maintains any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder) that covers any employee or former employee of the Seller. None of the Assets are subject to a lien in favor of the Pension Benefit Guaranty Corporation.

               3.15 Documents; Commitments.

               (a) The Seller has delivered or made available to the Purchaser the following documents, each of which is true and complete:

                    (i) To the extent that they exist, copies of all documents in Schedule 3.16(a), which is a listing of every material contract, agreement, or other commitment, written or oral, to which the Seller is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest and excluding documents listed in any other Exhibit hereto. Any contract or agreement shall, for the purposes of this Agreement, be deemed material (A) if the Business taken as a whole is substantially dependent upon it, (B) if it involves a financial obligation of or benefit to the Business in excess of $100,000, (C) if the contract is not made in the ordinary course, or (D) if it constitutes a management contract or employment contract (excluding oral agreements that arise by operation of law, but excluding quotations given to customers of the Seller in connection with estimates of the cost of future work; and

                    (ii) Copies of all product bulletins, technical bulletins, or other advertising or sales materials currently used in connection with the Business.

               (b) The Seller does not have (i) any outstanding sales contracts or commitments that are reasonably expected to result in any loss to the Business upon completion of performance thereof or (ii) any outstanding bids or sales or service proposals quoting prices that are not reasonably expected to result in a profit consistent with past practice.

               (c) The Seller is not restricted by any agreement to which it is a signatory party from carrying on the Business anywhere in the world.

               3.16 Labor Matters. Seller has no employees other than its shareholders. Any crew members or other workers or "hands" are obtained through Exploration Employment Service, which is located in Livingston, Texas.

               3.17 Personnel.   Schedule 3.18 sets forth (i) the name and
          current annual salary (or rate, if an hourly or day rate employee) and other compensation (including, without limitation, normal bonus, profit sharing and other compensation) now payable by the Seller to each employee, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Seller to each such person, (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Seller to, or made to the Seller by, any director, officer or employee, (iv) all other transactions between the Seller and any director, officer or employee of the Seller since December 31, 1996 , and (v) all accrued but unpaid vacation pay and any other compensation owing to any officer or employee which is not disclosed on the Financial Statements. Full payment has been made of all compensation and other employee benefit amounts which the Seller was required to have paid to each employee (including all accrued vacation pay) on or prior to the Closing Date (excluding any amounts not yet due).

               3.18 No Breach.

               (a) Each Permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Schedule or Exhibit hereto, under which the Seller has any right, interest, or obligation (i) is in full force and effect. and (ii) is not subject to any threatened amendment, cancellation, or outstanding dispute.

               (b) The Seller is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect with regard to any contracts or agreements which may be affected by the execution of this Agreement, and the Seller has used its best efforts to secure the consents (where such consents are necessary) of the other parties to any agreements affected hereby, to the consummation of the transactions contemplated by this Agreement.


               3.19 Litigation. There is no litigation, proceeding, arbitration, administrative or other proceeding or audit, inquiry or investigation pending, or controversy (an "Action") pending or threatened by or against, or involving the Seller or any directors, officers, or employees thereof in their capacity as such or that question or challenge the validity of this Agreement, or any action taken or to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, and to the knowledge of the Seller, there is no valid basis for any such Action. No such Action would, if adversely decided, have a material adverse effect on the Business taken as a whole or, after the Closing Date, on the ability of the Purchaser to conduct the Business.

               3.20 Compliance With Applicable Law; Adverse Restrictions. The operations of the Seller are being conducted in material compliance with (a) all applicable Permits, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (b) to the knowledge of the Seller, all laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a "Law" and collectively, "Laws") that are applicable to the Assets or the Business (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal). The Seller has not received any written notification of any asserted present failure to comply with any Law, except for failures that in the aggregate are not and were not material to the conduct of the Business as a whole and which the Seller has taken steps to correct or contest in good faith.

               3.21 Assets Necessary to Business. As a result of the transactions effected hereby, the Seller (with respect to Assets owned prior to the Closing Date by the Seller) will use its best efforts (a) to have title to, or a valid leasehold interest in, all tangible and intangible assets and properties relating to the Business; (b) to possess valid consents, authorizations, approvals, and Permits relating to the Business; and (c) to be party to all agreements necessary to permit the Purchaser to continue the Business substantially as currently conducted.

               3.22 Customers and Suppliers.

               (a) Since January 1, 1997, there has not been any adverse change in the business relationship of the Seller with any customer, distributor, or supplier that is material to the business or financial condition of the Business taken as a whole. To the knowledge of the Seller, no customer of supplier of the Seller will cease to do business with the Business after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Business. Seller has not experienced any difficulties in obtaining any inventory, supplies, equipment or other items necessary to the operation of its business, and, to the knowledge of the Seller, no such shortage of supply of inventory, supplies, equipment or other items is threatened or pending. The Seller is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

               (b) Neither the Seller, nor, to the best of Seller's knowledge, any shareholder, officer, director or employee of the Seller, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of the Seller or in any person from whom or to whom the Seller leases any real or personal property, or in any other person with whom the Seller is doing business.

               3.23 Governmental Approvals and Consents. No approval, authorization, consent, or other order or action by the Seller or the Purchaser before any court, administrative agency, or other governmental authority is required for the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

               3.24 Environmental Laws and Regulations.

               (a)(i) To the best of Seller and Krater's knowledge, the ownership and operations of the "Subject Property," as defined below, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements," as defined below; (ii) during the ownership, occupancy and operation of the Subject Property by the Seller, or, to the knowledge of the Seller, prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; and (v) there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems ("Tank Systems") located at the Subject Property, other than a small, skid-mounted tank which carries used motor oil and other skid-mounted fuel tanks, all of which are a part of Seller's Wyoming operation and all of which are customary in Seller's line of business. With respect to any potential adverse environmental problems (as outlined in this paragraph) which were caused by someone other than Seller, Seller and Krater can only represent that they have no knowledge of the existence of any facts, which, to the best of their knowledge, might give rise to such problems.

               (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                    "Environmental Requirements" means all laws, statutes,
               rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                    "Hazardous Substance" means (i) any "hazardous substance" as defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. SS SS 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products;
               (iii) asbestos or asbestos-
               containing material ("ACM"); or (iv) any additional substances or materials which have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

                    "Subject Property" means any location at which the Seller
               conducts business or stores equipment or other assets.

                                      SECTION 4
                               COVENANTS OF THE PARTIES

               4.1  Consents, Permits, Etc.

               (a) The Seller (i) has maintained in full force and effect and renewed, when required, all Permits, and (ii) has obtained all consents, approvals, governmental filings, authorizations, and Permits necessary to (A) the consummation of the transactions contemplated by this Agreement, and (B) the continued conduct of the Business by the Purchaser after the Closing Date, but effective as of the Effective Date, as it is currently conducted by the Seller, and delivers herewith to the Purchaser copies of each such consent, approval, governmental filing, authorization, and Permit.


               (b) In the event and to the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 4.1(b) called "Agreements") cannot be assumed by or assigned to the Purchaser without the consent of another party, and such consent has not been obtained as of the Closing Date, the Seller and the Purchaser agree to cooperate with the other in any reasonable arrangement designed to enable the Seller to perform its obligations under, and to provide for the Purchaser the benefits of, any such agreements, effective as of the Effective Date.

                                      SECTION 5
                    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

               5.1 Survival; Indemnification. The representations and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date and shall extend for a period of two years, and no statute of limitations (including the prescription law of Louisiana) shall serve to extend this period of time. The covenants and agreements of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date in accordance with their terms.

               5.2 Cooperation on Tax Matters. The Seller and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Seller agree (a) to retain all books and records which are relevant to the determination of the Tax liabilities pertinent to the Assets relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                                      SECTION 6
                              MISCELLANEOUS PROVISIONS

               6.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

               6.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written Instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.2, with appropriate notice in accordance with Section 6.9 of this Agreement.

               6.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. No assignment shall be binding unless a written consent is obtained from the other party.

               6.4 Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, accountants and other experts) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party. For example, if a party requests that certain information be obtained by a third party (e.g., an appraisal of equipment or property), all expenses incurred in gathering such information shall be borne by the party requesting the information.

               6.5 Further Assurances. From time to time, at the request of the Seller or the Purchaser, each party, at its own expense, will execute and deliver such other documents, and take such other action, as the Seller or the Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Purchaser good and marketable title to the Assets. If compliance with any such reasonable request requires the other party to incur out-of-pocket expenses, such reasonable expenses shall be reimbursed by the party making such request. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Purchaser and its successors and permitted assigns, but for the benefit of the Purchaser, to collect for the account of the Purchaser any items of Assets (as defined in Section 1, above) and to institute and prosecute all proceedings that the Purchaser may in its reasonable discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Assets, and to defend or compromise any and all action, suits, or proceedings in respect of the Assets. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Purchaser agrees to hold Seller harmless for the result of any such proceeding and to indemnify Seller for all costs of litigation (including attorneys' fees) and all damage which Seller may incur arising our of such litigation.

               6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its conflicts of law doctrines).

               6.7 Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

               6.8 Publicity. Neither the Seller nor Krater will make any disclosure of the Purchase Price contemplated by this Agreement, or any discussions in connection therewith, without the prior written consent of the Purchaser. The preceding sentence shall not apply to any disclosure required to be made by Law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

               6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to the Seller:

               O.T.H. Exploration Services, Inc.
               c/o William G. Lowerre
               Schweinle, Parish, Lowerre & Strawn, P.C.
               3800 First City Tower
               1001 Fannin Street
               Houston, Texas 77002-6706

               If to the Purchaser:

               Omni Geophysical, L.L.C.
               4484 Interstate 49, North
               Lafayette, Louisiana  70520
               Attention: Roger Thomas, Manager

               with a copy to:

               Gerald J. Daigle, Jr., Esq.
               909 Poydras Street, Suite 2230
               New Orleans, Louisiana 70112

               6.10 Specific Performance. Each of the parties acknowledge that money damages may not be a sufficient remedy for any breach of this Agreement and that irreparable harm may result if this Agreement were not specifically enforced.

               6.11 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               6.12 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               6.13 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                  [Remainder of this page left blank intentionally]

               6.14 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   O.T.H. EXPLORATION SERVICES, INC.


                                   By: /s/  James F. Krater
                                      --------------------------------------
                                      James F. Krater, President


                                   OMNI GEOPHYSICAL, L.L.C.


                                   By: /s/  David A. Jeansonne
                                      -------------------------------------
                                      David A. Jeansonne, Manager


                                   By: /s/  Roger E. Thomas
                                      --------------------------------------
                                      Roger E. Thomas, Manager


                                   /s/  James F. Krater
                                   -----------------------------------------
                                   James  F.  Krater,  individually
                                   (joining in the execution of this
                                   Agreement for the purposes set  forth
                                   in the first paragraph hereof)

The schedules and exhibits to this agreement have been intentionally omitted in accordance with the rules and regulations of the Commission. The Company will provide such exhibits and schedules upon request of the Commission.